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                                                                  Exhibit 10.26



                          TERMINAL SERVICES AGREEMENT

     This Terminal Services Agreement (this "Agreement") dated January 14, 2000, is between Millennium Terminal Company, L.P., a Texas limited partnership ("Millennium Terminal Company"), and Clark Refining & Marketing, Inc., a Delaware corporation ("Clark").

                                  Background

1. Millennium Pipeline Company, L.P. ("Millennium Pipeline Company"), owns and operates a common carrier pipeline (the "Pipeline") capable of transporting crude oil or other mutually agreeable, merchantable liquid hydrocarbons with the characteristics set forth in Annex A attachment hereto ("Produce") from a point near Beaumont, Texas to a point near Longview, Texas.

2. In connection with the operation of the Pipeline, Millennium Terminal Company will provide - through an agreement with Oiltanking Beaumont, L.P. ("Oiltanking") - approximately 1,100,000 barrels of shell capacity (yielding approximately 1,040,000 barrels of working capacity) of storage (the "Storage Facility") at Oiltanking's off-loading and storage facility in Beaumont, Texas.

3. Clark desires to deliver Product to Ole Storage Facility for redelivery into and transportation on the Pipeline.

4. Millennium Terminal Company is willing to receive Product into storage for redelivery into and transportation on the Pipeline subject to the terms and conditions set forth in this Agreement.

                                   Agreement

Section 1.  Term of Agreement; Renewal.

      1.1 Initial Term. The initial term of this Agreement (the "Initial Term") will be for 5 Contract Years - beginning of the Commencement Date (defined below) and continuing through the end of the fifth Contract Year. As used in this Agreement, "Commencement Date" means the first day of the first month following the month in which the later of the following events occurs:

            (a) Millennium Terminal Company executes a definitive agreement with Oiltanking in connection with the Storage Facility; and

            (b) all capital projects necessary to render the Pipeline operational are complete to the degree required to place the Pipeline into service on the Commencement Date.


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            Millennium Terminal Company will endeavor to provide Clark with as much written notice of the Commencement Date as possible; however, the obligations of Clark and Millennium Terminal Company will commence on the Commencement Date without regard to the length of such notice. Millennium Terminal Company anticipates that the Commencement Date will occur on or about April 1, 2000; this Agreement will terminate, however -- and the parties respective obligations will thereafter be excused - if the Commencement Date does not occur on or before October 1, 2000.

      1.2   Renewal; Termination.

            (a) Unless terminated under Section 1.2(b) of this Agreement, the term of the Agreement will be automatically renewed and extended - without the taking of any additional action by any party - for consecutive 1-year periods (each a "Renewal Term"). The Initial Terms are collectively referred together with all Renewal Terms throughout this Agreement as the "Term."

            (b) Either party may terminate this Agreement effective as of the end of the Initial Term or any Renewal Term by delivering to the other party a written notice of its election to terminate at least 6 months prior to the effective date of the termination.

            (c) Either party may terminate this Agreement if the Incentive Rate Contract between Clark and Millennium Pipeline Company is terminated.

Section 2   Delivery Obligations; Deficiency Payments; Conditional Rate

      2.1 Delivery Obligations. Throughout the Term of this Agreement, Clark will deliver to the Storage Facility a minimum annual volume (the "Minimum Annual Volume") equal to 50,000 barrels of Product per day during each Contract Year. "Contract Year" means any calendar year-beginning on January 1 and ending on December 31 - or, if the Pipeline is not in service on January 1, 2000, any twelve-month period beginning on the date the Pipeline is first available for service or the anniversary date thereof. During each Contract Year, Clark will use reasonable efforts to schedule all deliveries of Product to Millennium Terminal Company during a given month ratably throughout that month.

      2.2 Allocation of Capacity. Throughout the Term of this Agreement, Millennium will provide Clark with sufficient storage capacity at the Storage Facility to enable Clark to meet the Minimum Annual Volume required by this Agreement.

      2.3 Deficiencies. If the total volume of Product delivered by Clark to the Storage Facility during any Contract Year (the "Contract Year Volume") is less than the Minimum Annual Volume, Clark will pay to Millennium Terminal Company an amount (a "Deficiency Payment") equal to the product of (i) an amount equal to the Minimum


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            Annual Volume minus the Contract Year Volume multiplied by (ii) the
            Terminal Rate (as defined in Section 3 of this Agreement).

      2.4 Conditional Rate. The applicability of the Terminal Rate described in Section 3.1 of this Agreement is expressly conditioned upon Clark's agreement to fulfill its obligations under this Section 2
            - including, without limitation, Clark's obligation to deliver to Millennium Terminal Company a Minimum Annual Volume equal to 50,000 barrels of Product per day during each Contract Year and the redelivery of a like volume of Product to the Pipeline.

Section 3.  Rates

      3.1 Terminal Rate. Subject to the provisions of Section 12 of the General Terms and Conditions attached hereto as Annex A, throughout the Terms of this Agreement the rate (the "Terminal Rate") applicable to each barrel of Product delivered by Clark to Millennium Terminal Company and redelivered to the Pipeline (the "Monthly Delivered Volume") is thirteen cents ($0.130) per net barrel.

      3.2 Alternate Connecting Carrier Rate. Clark may, following receipt of the written consent of Millennium Terminal Company, deliver barrels of Product to Millennium Terminal Company for redelivery to any connecting carrier, pipeline or terminal other than the Pipeline (each an "Alternate Connecting Carrier") at a rate to be mutually agreed upon by Clark and Millennium Terminal Company from time-to-time; provided, however, that any barrels of Product delivered to Millennium Terminal Company pursuant to this Section
            3.2 will not count toward the Minimum Annual Volume.

      3.3 Long-Term Storage Rate. Clark may, following receipt of the written consent of Millennium Terminal Company and subject to the availability of shell capacity at the Storage Facility, elect to store barrels (collectively, the "Long-Term Storage Volume") of Product at the Storage Facility at a rate (the "Long Term Storage Rate") to be mutually agreed upon by Clark and Millennium Terminal Company from time-to-time. The Long-Term Storage Rate will be assessed (i) on all barrels of shell capacity utilized to store the Long-Term Storage Volume and (ii) for each 30-day period or portion thereof during which the Long-Term, Storage Volume remains at the Storage Facility; provided, however, that the first such 30-day period will not begin until the 16th day following the date the Long-Term Storage Volume is delivered to the Storage Facility. Payment of the Long-Term Storage Rate will not affect Clark's obligation to pay to Millennium Terminal Company the applicable rate when all or any portion of the Long-Term Storage Volume is redelivered from the Storage Facility to the Pipeline or an Alternate Connecting Carrier.

Section 4.  Monthly Billing; Deficiency Payments

      4.1 Monthly Billing. Throughout the Term of this Agreement, Millennium Terminal


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            Company will invoice Clark monthly based on the volume of Product delivered from the Storage Facility. The total amount reflected on the monthly invoice will be due and payable within 10 days of the date of such invoice. The monthly invoice will set forth:

            (a) the Monthly Delivered Volume -- including, without limitation, any barrels withdrawn from the Long-Term Storage Volume and redelivered to the Pipeline - as measured by a custody transfer meter (the "Out-Bound Meter") located between the Storage Facility and the origin of the Pipeline;

            (b) the volume of Product, if any, delivered to an Alternate Connecting Carrier as measured by a mutually agreeable measurement device located at the custody transfer point of the Alternate Connecting Carrier;

            (c) the Long-Term Storage Volume, if any, based upon the amount of shell capacity utilized; and

            (d)   the rate applicable to each such volume as set forth in
                  Section 3 above.

      4.2 Deficiency Payments. Millennium Terminal Company will invoice Clark during the first month of each Contract Year for any Deficiency Payment due for the immediately previous Contract Year. The amount of any such Deficiency Payment will be due and payable within 30 days of the date of such invoice.

      4.3 Late Payments. Any amount invoiced to Clark and not paid within the time periods set forth in Sections 4.1 and 4.2 above will accrue interest at the Default Rate from the date such amount is due until the date such amount is paid. As used in this Agreement, "Default Rate" means an interest rate equal to the lesser of (a) two percent (2.0%) plus the "Prime Rate" published in the Wall Street Journal on the date such amount is due and (b) the maximum rate allowable under applicable law.

Section 5.  Events of Default.

      5.1 Clark Defaults. If, at any time during the Term of this Agreement, one or more of the following events occurs:

            (a) Clark fails to pay promptly any amounts owed to Millennium Terminal Company under this Agreement;


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            (b)   Clark (i) becomes insolvent (which term is defined for
                  purposes hereof as failure to meet its obligations as the same fall due); (ii) files a voluntary petition in bankruptcy, reorganization, receivership or arrangement; (iii) files an answer admitting any material allegation of any insolvency petition filed pursuant to any insolvency act, federal or state; (iv) makes an assignment for the benefit of any creditor; (v) applies for, consents to, or suffers the appointment of a receiver or trustee for any part of its property or assets; or (vi) fails to satisfy or to appeal from any material judgment or attachment within thirty (30) days from the date of entry; or

            (c) Clark violates or otherwise fails to substantially comply with any material provision of this Agreement, without regard to whether such violation or failure to comply is specified as an event of default within this Section 5.1; provided, however, that no act or omission by Clark will constitute an event of default under this Section 5.1(c) unless Clark fails to cure such violation or compliance failure within 30 days after receiving notice of same from Millennium Terminal Company;

            then (i) Clark will be deemed for all purposes to be in default of this Agreement, (ii) Millennium Terminal Company will have good cause to cancel this Agreement and will be afforded all remedies provided under law, whether at law or in equity and (iii) the total amount of Clark's obligations under this Agreement will, at the option of Millennium Terminal Company, accelerate and become immediately due and payable.

      5.2 Millennium Terminal Company Defaults. If, at any time during the Term of this Agreement, Millennium Terminal Company violates or otherwise fails to substantially comply with any material provision of this Agreement, then (a) Millennium Terminal Company will be deemed for all purposes to be in default of this Agreement and (b) Clark will have good cause to cancel this Agreement and will be afforded all remedies provided under law, whether at law or in equity; provided, however, that no act or omission by Millennium Terminal Company will constitute an event of default under this Section 5.2 unless Millennium Terminal Company fails to cure such violation or compliance failure within 30 days after receiving notice of same from Clark.

Section 6.  Representations and Warranties.

      6.1   Clark represents and warrants to Millennium Terminal Company that

            (a) it is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to enter this Agreement and to carry out the terms and provisions hereof;


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            (b)   there is no action, proceeding, or investigation pending or threatened so far as Clark is advised, and no term or provisions of any charter, by-law, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation, which in any way prevents or interferes with or adversely affects the entering into it, or the carrying out of any of the terms or provisions of this Agreement; and

            (c) No approval of any governmental body is required for carrying out this Agreement.

      6.2   Millennium represents and warrants to Clark that:

            (a) is a limited partnership duly organized and validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to enter this Agreement and to carry out the terms and provisions hereof;

            (b) there is no action, proceeding or investigation pending or threatened so far as Millennium is advised, and no term or provisions of any charter, by-law, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation, which in any way prevents or interferes with or adversely affects the entering into it, or the carrying out of any of the terms or provisions of this Agreement; and

            (c) No approval of any governmental body is required for carrying out this Agreement.

Section 7.  Force Majeure. If, by reason of Force Majeure, either
            Millennium Terminal Company or Clark is rendered unable, wholly or in part, to carry out its obligations under this Agreement- other than its obligation to pay any amount of money due and owning under the terms of this Agreement-and, if the party so prevented from performing (the "Affected Party") gives notice and reasonably full particulars of such Force Majeure in writing or by telegraph to the other party within 24 hours after the occurrence of the event relied on, the Affected Party will be excused-to the extent its performance is affected by the Force Majeure-during the continuation of the event relied on; provided, however, that the Affected Party shall use reasonable efforts to cure the Force Majeure event as soon as possible; but provided further that settlement of labor disputes will be strictly within the discretion of the Affected Party. As used in this Section 7, "Force Majeure" includes, without limitation, acts of God; acts of a public enemy; fires; compliance with any court order, law, regulation or ordinance of any governmental authority having jurisdiction over the Affected Party; civil disturbances; shutdowns for purposes of necessary repair, relocation or construction of Pipeline or the Storage Facility; breakage or accidental damage to any pipe, machinery or equipment comprising the Pipeline, the cargo ship transporting Clark's Product to the Storage Facility or the Storage Facility; the


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            necessity for testing (as required by any governmental authority or as deemed necessary by Millennium Terminal Company for the safe operation of the Pipeline or the Storage Facility); the necessity of making repairs or alterations to any pipe, machinery or equipment comprising the Pipeline or the Storage Facility; inability of either party to obtain necessary material, supplies or permits, or labor to perform or comply with any obligation or condition of this Agreement; inability to obtain or retain rights-of-way; and any other cause, whether of a kind recited herein or not, that is not reasonably within the control of the Affected Party.

Section 8.  Miscellaneous.

      8.1 Loss Allowance. Millennium Terminal Company will collect from Clark a loss allowance equal to one-tenth of one percent (0.1%) of all barrels of Product delivered to the Storage Facility through a custody transfer meter (the "In-Bound Meter") located between the off-loading dock and the tank farm at the Storage Facility as an allowance (the "Loss Allowance") for losses or gains of Product, including shrinkage, metering inaccuracies, evaporation and interface losses.

      8.2 Prorationing. If Millennium Terminal Company is required to prorate one or more shipments of Product ("Prorated Barrels") delivered to the Storage Facility by Clark for transportation on the Pipeline, the Minimum Annual Volume of Product Clark is obligated to deliver will be proportionately reduced to reflect the effect of such prorationing.

      8.3 Notices. Except as otherwise provided herein, any notice required to be given under any provision of this Agreement must be in writing and directed to:

                Millennium      Millennium Terminal Company, L.P.
                                c/o Equilon Pipeline Company LLC
                                Two Shell Plaza
                                P.O. Box, 2648
                                Houston, Texas 77252-2648
                                Attn:  General Manager, Joint Ventures
                                Telephone:  (713) 241-3154
                                Fax:  (713) 241-1124

                                With a copy to:

                                Millennium Terminal Company, L.P.
                                c/o Black Hills Millennium Terminal, Inc.
                                4669 Southwest Freeway, Suite 400
                                Houston, Texas 77027
                                Attn:  Scott E. Bormaster, Executive Vice
                                       President
                                Telephone:  (713) 942-0595
                                Fax:  (713) 942-7915


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                                and

                Clark           Clark Refining & Marketing, Inc.
                                8182 Maryland Avenue
                                6th Floor
                                Clayton, Missouri 63105
                                Attn: John Overbey, Vice President
                                Telephone: (314) 854-1405
                                Fax: (314) 854-9635

                                With a copy to:

                                Clark Refining & Marketing, Inc.
                                8182 Maryland Avenue
                                Clayton, Missouri 63105
                                Attn: Legal Department
                                Telephone: (314) 854-9666
                                Fax: (314) 854-1455

            All notices will be deemed received by the addressee upon the earlier of (i) actual receipt by the person or persons to whom the notice is directed (including the receipt of a fax confirmation by the sender of the notice) and (ii) 3 days following the deposit of a properly addressed notice in the United States mail, postage prepaid.

      8.4 Consent to Assignment. Either party to this Agreement may assign all or any portion of its interest in this Agreement to any financially and operationally capable third-party; no such assignment, however, will relieve the assignor from any portion of its obligations under this Agreement. Nothing in this Section 8.4 will be construed as prohibiting any party from pledging or mortgaging its rights under this Agreement to secure any indebtedness.

      8.5 Choice of Law. Except to the extent that the general maritime laws of the United States of America may be applicable, this Agreement is governed by and the terms of this Agreement are to be construed, enforced and performed in accordance with the laws of the State of Texas without regard to the principles of conflicts of law.

      8.6 Captions. The captions identifying the sections and subsections of this Agreement are for convenience only and are not intended by the parties to affect the meaning or interpretation of the provisions of this Agreement.

      8.7 Governmental Regulation. This Agreement is subject to all present and future valid laws, rules, regulations and lawful orders (collectively, the "Legal Requirements") of all governmental authorities now or hereafter having jurisdiction over the Storage Facility or the Pipleline. If any Legal Requirement is imposed - or if any existing

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            Legal Requirement is amended-that renders Millennium Terminal
            Company or Clark unable to lawfully fulfill its obligations under this Agreement (other than to pay sums of money due and owing at the time such Legal Requirement is imposed or amended), then this Agreement will be deemed reformed to conform to the then existing Legal Requirements.

      8.8 Amendment. This Agreement may be amended only by a written agreement executed by Millennium Terminal Company and Clark.

      8.9 Counterparts. The parties may execute this Agreement in two or more counterparts which shall, in the aggregate, constitute a single document.

      8.10 Severability. If any provision of this Agreement is determined to be invalid or unenforceable to any extent, the remaining provisions of this Agreement will remain in effect and will be enforced to the maximum extent permitted by law.

      8.11 Entire Agreement. This Agreement-including the General Terms and Conditions attached to this Agreement as Annex A and made a part of this Agreement for all purposes-constitutes the entire agreement between Millennium Terminal Company and Clark with respect to the matters addressed herein, and this Agreement supersedes any prior understanding or other written or oral agreements related to these matters. In the event that there is a conflict between the provisions of this Agreement and Annex A, the terms of this Agreement shall prevail. Throughout attached Annex A, Millennium Terminal Company is referred to as "Millennium," and Clark is referred to as Shipper.

                        [SIGNATURES APPEAR ON THE FOLLOWING PAGE]


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EXECUTED as of the date first set forth above.

                                      CLARK REFINING & MARKETING, INC.
                                      A Delaware corporation

                                      By: /s/ John Overbey
                                         ------------------------------------
                                      Printed Name: John Overbey
                                                   --------------------------
                                      Title: Vice President, Crude Oil Supply
                                            ---------------------------------
                                      MILLENIUM TERMINAL COMPANY, L.P.
                                      A Texas limited partnership

                                      By: Equilon Pipeline Company LLC,
                                          a General Partner

                                      By: /s/ Bernie Lednicky
                                         ------------------------------------
                                      Printed Name: Bernie Lednicky
                                                   --------------------------
                                      Title: Director, Joint Ventures
                                            ---------------------------------
                                      By: Black Hills Millennium Terminal, Inc.,
                                          a General Partner

                                      By: /s/ Scott E. Bormaster
                                         ------------------------------------
                                      Printed Name: Scott E. Bormaster
                                                   --------------------------
                                      Title: Executive Vice President
                                            ---------------------------------






              THIS IS THE SIGNATURE PAGE TO THE TERMINAL SERVICES AGREEMENT

                                    ANNEX A

                         General Terms and Conditions

Section 1   Quality and Quantity.

      1.1 Acceptance of Storage Facility. It is agreed that Shipper is familiar in all respects with the Storage Facility and, in particular, with Oiltanking's marine facilities and pipeline systems to the extent they are to be provided under this Agreement. Before Millennium's initial receipt of Product (as defined in Section 3.1 of these General Terms and Conditions) from any Shipper, Shipper will have a representative inspect and accept the Storage Facility as clean and suitable in all respects for the Product and for the needs of Shipper. If Shipper fails to conduct such an inspection, the Storage Facility will be deemed clean and suitable in all respects for the Product and for the needs of Shipper.

      1.2 Oiltanking has limited, on-premises facilities for mixing, blending and/or circulating Product(s) and if requested to do so by Millennium, will perform those operations at no additional charge to Millennium and its Shippers. The degree of success, if any, from Oiltanking's performance of such operations is dependent upon the particular characteristics of the Product(s) involved, and the parties agree that the results of such operations are beyond the control of Oiltanking. Oiltanking will perform such operations only upon receipt of written instructions from Millennium or Shipper to do so. OILTANKING HAS DISCLAIMED AND MILLENNIUM HEREBY DISCLAIMS ALL RESPONSIBILITY FOR THE RESULTS OF SUCH MIXING, BLENDING AND/OR CIRCULATION OF PRODUCT(S) AND NEITHER OILTANKING NOR MILLENNIUM MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE, CONCERNING OR IN ANY WAY RELATED TO SUCH MIXING, BLENDING AND/OR CIRCULATION OF PRODUCT(S). By requesting that Oiltanking perform mixing, blending and/or circulation of Product(s), Shipper acknowledges and agrees that it is familiar with the capabilities and limitations of Oiltanking's mixing, blending and circulating facilities. Shipper hereby agrees that neither Millennium nor Oiltanking shall be liable for any damage to Product(s) or any failure, either in part or in whole, to attain any specific result from any mixing, blending and/or circulation of Product(s) by Oiltanking, and Shipper hereby indemnifies and agrees to defend and hold harmless Millennium and Oiltanking, their officers and employees, against all claims, suits, liabilities and expenses (including,


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            without limitation, reasonable attorneys' fees) concerning or in any way related to the mixing, blending and/or circulation of Product(s) by Oiltanking except for any claims, suits, liabilities and expenses caused by the gross negligence or willful misconduct of Oiltanking or Millennium.

      1.3 All inbound and outbound quantities of Product shall be determined by meters proven in accordance with the recommendations and requirements of the American Petroleum Institute (the "API Recommendations"). Millennium will cause Oiltanking to periodically prove and, if necessary, recalibrate the inbound meter; and Millennium will, or will cause Millennium Pipeline Company to, periodically prove and, if necessary recalibrate the outbound meter. Shipper shall have the right to have an inspector present at offloading of vessels and at all deliveries to the Pipeline at Shipper's sole cost. All quantity determinations shall be conclusively presumed to be correct after ninety (90) days from the date of measurement unless within such 90-day period Shipper objects to the quantity determination by notifying Millennium in writing.

      1.4 Notwithstanding any other provision of this Agreement and these General Terms and Conditions, Millennium is not responsible for normal crude degradation-including, without limitation, interfacial mixing, tank bottoms, mid tank lines and headers-to Shipper's Product transported through or stored in the Storage Facility.

Section 2   Cleaning, Removal and Disposal.

      2.1 Shipper agrees to use the equipment and facilities of Oiltanking only for the storage of the Product (as defined in Section 3.1 of these General Terms and Conditions). Shipper shall be responsible for any damages resulting from storage and/or handling of any commodity or material which is not expressly authorized under the forms hereof. If, due to a change in the characteristics of the Product or any other goods or materials of Shipper stored and/or handled hereunder, cleaning of the tanks, equipment and/or facilities is necessary during the term of this Agreement, Shipper agrees to remove and dispose of, or cause to be removed and disposed of, any Product goods, material or residue from the tanks, equipment and/or facilities and to pay for such cleaning, removal and disposal, all of which shall be done at Shipper's expense.

      2.2 To the extent Shipper is required under Section 2.1 of these General Terms and Conditions to remove and dispose of any Product, goods, material or residue, Shipper hereby agrees and warrants to Millennium that such removal and disposal will be:

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

            (1) in strict compliance with all federal, state, and local laws, regulations and ordinances; and

            (2) registered, logged, charted, or otherwise identified as being the sole and exclusive property of Shipper.

      Notwithstanding any other indemnification contained herein, Shipper shall indemnify Millennium for all damages, costs and expenses (including, without limitation, reasonable attorneys' fees) resulting from Shipper's failure to comply with this Section 2.

Section 3   Product Specifications; Pour Suppressant; Etc.

      3.1 Product Specifications. The "Product" to be delivered to the Storage Facility by Shipper and handled by Oiltanking will be crude oil or other mutually acceptable, merchantable liquid hydrocarbons, subject to the following pour point limitations:

            (1) during the months of October through March, the maximum Product pour point will be 40 degrees Fahrenheit-after treatment with a pour suppressant additive if necessary; and

            (2) during the months of April through September, the maximum Product pour point will be 60 degrees Fahrenheit-after treatment with a pour suppressant additive if necessary.

      3.2 Product Safety Data. Shipper shall provide Oiltanking's Traffic Department with proper material safety data sheets and lab analysis of Benzene content, RVP/True Vapor Pressure and H2S to determine handling, storage and loading requirements. Shipper warrants to Millennium that all materials will comply with Oiltanking's permit-specifically.

            (1)   Benzene cannot exceed ten percent (10.0%) by weight;

            (2) True Vapor Pressure during storage cannot exceed 11 PSIA, provided that components with higher vapor pressure can be discharged as long as they are blended down into low vapor pressure Product residing in tankage at the time of discharge; and

            (3)   H2S cannot exceed 10 ppm vapor.

      3.3 Cost. All costs associated with the adding of Pour Suppressant and the Pour Suppressant material shall be for Shipper's account.


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

      3.4 Right to Reject Product. The viscosity, pour point and any pour point suppressant being used must be reported to Millennium and Oiltanking prior to the arrival of the vessel. Millennium has the right to reject-or to direct Oiltanking to reject-any cargo if, in the sole opinion of Millennium, Oiltanking's pumps will not be able to adequately pump the cargo to the Storage Facility or the Pipeline System.

Section 4 Title and Custody. Title to the Product stored and/or handled hereunder shall always remain with Shipper or the party for whom Shipper has custody of the Product. Oiltanking shall be deemed to have custody of the Product from the time it enters (the In-Bound Meter until it exits the Out-Bound Meter.

Section 5 Insurance. The rates and prices quoted herein do not include any insurance on the Product. Insurance on Product(s) to be stored at the Storage Facility, if any is desired by Shipper, will be carried by Shipper at its sole cost and expense. If Shipper carries any insurance on the Product, Shipper will waive, and will cause its insurance carrier(s) to waive, any rights of subrogation against Millennium. Shopper will deliver copies of such waivers to Millennium on request.

Section 6   Liability and Damages.

      6.1 Shipper shall, at no cost to Millennium, defend, exonerate, indemnify and save harmless Millennium from and against:

            (1) any and all liability for loss of, and any and all damage to, the Product or property of Shipper, Millennium, Oiltanking or others, and any and all liability for injury (including death) to persons (including employees of Millennium, Oiltanking and Shipper), and any and all claims or actions in connection with such loss or damage, based upon, arising out of or occurring in connection with the deposit, storage, withdrawal or subsequent transportation or disposal of Shipper's Product, except such claims as directly arise out of Millennium's willful misconduct or gross negligence in the safekeeping and handling of Shipper's Product or property; and

            (2) any and all fines, penalties or liabilities to any governmental authority or a third person specifically caused or resulting from any act or omission of Shipper or from Shipper's breach of this Agreement.

            Millennium shall defend and indemnify Shipper for any loss or damage caused by Millennium's gross negligence or willful misconduct. The burden of proving Millennium's willful misconduct or gross negligence in the safekeeping and handling of Shipper's Product or property shall be upon Shipper, however.

      6.2 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT, IN THE EVENT OF ANY WILLFUL OR
            NEGLIGENT LOSS OF OR DAMAGE TO SHIPPER'S PRODUCT, MILLENNIUM SHALL NOT IN ANY EVENT BE LIABLE TO SHIPPER FOR MORE THAN EITHER (i) A SIMILAR QUANTITY OF LIKE-KIND PRODUCT (AS WAS LOST OR DAMAGED) TO
            BE PROVIDED BY MILLENNIUM TO SHIPPER OR (ii) THE FAIR MARKET VALUE OF THE PRODUCT LOST OR DAMAGED MEASURED AS OF THE DATE OF LOSS, NOR SHALL MILLENNIUM EVER BE LIABLE FOR PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, REGARDLESS OF HOW OR BY
            WHOM SUCH LOSS OR DAMAGE SHALL HAVE OCCURRED OR BEEN CAUSED. Fair market value of the Product lost or damaged shall be conclusively determined by Platt's Spot Assessments for the Texas Gulf Coast. Millennium will receive a credit for the salvage value of any damaged Product.

      6.3 Shipper agrees to execute in its name, pay for and furnish to Millennium and Oiltanking all information, documents, labels, placards, containers and other materials which may be required by statutes, ordinances, rules or regulations of the U.S. Coast Guard, OSHA, Departments of Transportation or Energy or any other governmental body or agency having jurisdiction, relating to the describing, packaging, receiving, storing, handling, disposal or shipping of the Product (the foregoing being hereinafter collectively referred to as the "Regulations") at or from the Storage Facility, together with detailed written instructions as to their use and disposition. Shipper further agrees to indemnify and hold harmless Millennium and its agents, employees, officers and directors from and against any fines, loss, damage or expense (including without limitation reasonable attorneys' fees) resulting from the violation of the Regulations or from any proceedings in which such a violation of the Regulations is charged, except when directly arising from Millennium's failure to reasonably follow the written instructions of Shipper.

      6.4 EXCEPT AS EXPRESSLY HEREIN PROVIDED, THERE ARE NO GUARANTEES, WARRANTIES OR REPRESENTATIONS BY MILLENNIUM OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE.

Section 7   Taxes, Assessments and Other Governmental Charges.

      7.1 In addition to any other charges to be paid by Shipper hereunder, Shipper shall pay for and shall hold Millennium harmless from any and all taxes, duties, import fees, assessments or other charges (collectively, "Taxes") levied by any governmental body upon Shipper's Products stored at the Storage Facility, as well as for any additional or increased Taxes levied upon or charged to Millennium by reason of Shipper's storage of Product at the Storage Facility; provided, however, that, if the Storage Facility is used by more than one shipper, Shipper will have no obligation to pay more than its proportionate share of such Taxes or increased or additional Taxes. Such Taxes or increased or additional Taxes shall be paid by Shipper upon receipt of written notice thereof from Millennium. In the event Shipper does not timely make any required payments for Taxes and Millennium is required to make such payments, Shipper will reimburse Millennium for all Taxes paid, plus interest for the period beginning on the date Millennium pays such Taxes and continuing until paid by Shipper. Interest on any of Shipper's Taxes paid by Millennium pursuant to this Section 7.1 will accrue at a rate equal to the lesser of (i) two percent (2.0%) plus the "Prime Rate" published in the Wall Street Journal on the date Millennium pays such Taxes and
            (ii) the maximum contract rate permitted by the applicable usury laws of the State of Texas. Shipper is hereby advised that Oiltanking is required by law to report Shippers Product inventory to local taxing authorities.

      7.2 If Oiltanking imposes any additional charge, fee or cost on Millennium due to (a) the imposition of a new tax, fee or levy upon Oiltanking by any governmental body or agency because of Oiltanking's proximity to the Ship Channel or because of Oiltanking's operation of the Storage Facility or (b) a requirement imposed by any new governmental regulation that Oiltanking install additional equipment or to modify its facilities or standard handling procedures in order to continue to provide the services contemplated by this Agreement, then Millennium may request that Shipper pay its reasonable and proportionate share of such additional charge, fee or cost. In the event Shipper elects not to pay any such charge, fee or cost, Millennium may terminate this Agreement upon thirty (30) days written notice to Shipper without any liability.

Section 8   Loading and Unloading of Vessels and Barges.

      8.1 Millennium will use its best efforts to cause Oiltanking to load and unload vessels and barges at its dock in order of their arrival. Millennium will not be responsible, however, for demurrage or for delays to vessels or barges due to the unavailability of the dock or for any other reason. Vessels and barges delivering Shipper's Product to the Storage Facility must supply all necessary manpower and machinery to pump to shore tanks. Immediately upon completion of loading and/or unloading of vessels or barges, Shipper will cause such vessel or barge to vacate Oiltanking's dock. If (a) a vessel or barge transporting Shipper's Product refuses to vacate the dock and (b) Oiltanking has provided written notice of the vessel's refusal to (i) Shipper, (ii) Millennium and (iii) the owner, agent, master or mate of the vessel or barge, then Millennium may assess Shipper a fee in an amount not greater than $1,500.00 per hour ($500.00 per hour for barges) or any portion of an hour that the vessel or barge remains docked after the parties listed above have been notified.

      8.2 Shipper will pay all inspection fees and all fees and charges attributable to the vessel or barge (including, without limitation, pilots, tugs, line handlers, towing, light and port dues, licensed tankermen and/or agents).

      8.3 All vessels and barges utilizing the Storage Facility shall be solely responsible or providing, maintaining and tending their mooring lines, and Shipper shall indemnify and save Millennium harmless from all liability, cost or damages resulting from Shipper's vessel's or barge's failure to comply with this provision.

      8.4 Notwithstanding anything to the contrary contained in this Agreement, it is mutually understood and agreed by Shipper and Millennium that Shipper will employ tankships which are (utilizing the ship's pumps and the ship's power) capable of discharging their cargo at an average rate of not less than 20,000 bbls/hour, or maintaining 100 psig at ship's rail, provided shore facilities are capable of receiving same. If any vessel discharging Shipper's Product does not maintain this average pump rate for twelve (12) consecutive hours, Oiltanking can interrupt the discharge and require the vessel to leave if it has another need for the berth. If this happens, the vessel will be placed at the end of rotation of the vessels scheduled into Oiltanking's dock.

      8.5 Oiltanking or Millennium may refuse to accept any barges or vessels which are not properly equipped with U.S. Coast Guard approved vapor collection and return equipment compatible with the existing Oiltanking system.

Section 9 Substitution of Equipment and Facilities. In the event that Oiltanking desires for its own convenience to transfer Shipper's Product to other tanks, equipment and/or facilities, Oiltanking may do so provided that the transfer of Product is at the risk and expense of Oiltanking and that the substituted tanks, equipment and/or facilities are at least equal in quality and size to the tanks, equipment and facilities set forth elsewhere in this Agreement.

Section 10  Delivery and Redelivery.

      10.1 Shipper shall make good faith, reasonable efforts to schedule the arrival of its vessels ratably.

      10.2 Shipper shall give Millennium and Oiltanking advance written notice of the receipt and/or delivery of each shipment of Product, which notice shall specify:

            (1)   the name of the carrier;

            (2)   the carrying vessel or pipeline;

            (3)   the custody transfer point;

            (4)   the type, grade and quantity of Product;

            (5)   the estimated time of arrival thereof; and

            (6) any other pertinent information, including without limitation any and all documentation required by law concerning the receipt, delivery, handling or storage of Products.

      10.3 Shipper will deliver such notice to Millennium and Oiltanking not less than seventy-two (72) hours in advance as to tank barges, four
            (4) days in advance as to other vessels, and five (5) days in advance as to pipelines. It is Shipper's sole responsibility to arrange, coordinate and expedite all carrier movements. Oiltanking will cooperate in arranging, coordinating and expediting such movements, but any such cooperation will not constitute a waiver of this clause.

      10.4 Under ordinary circumstances, Millennium will cause Oiltanking to receive shipments of Product from tank barges, other vessels or pipelines in the order in which they arrive at the Storage Facility, but Oiltanking will nevertheless be entitled to depart from such order for the purpose of complying with the regulations or directives of applicable government authorities or for insuring the smooth working of the Storage Facility operations. From time to time, Oiltanking may, in its sole discretion, direct Shipper's vessels to dock and offload at the dock of TE Products Pipeline Company ("TEPPCO") across the Nueces River from the Oiltanking dock.

      10.5 Although every effort will be made to remove as much material as possible from storage tanks at the Storage Facility, Millennium has no obligation to, nor to cause or require Oiltanking to, squeegee out any of the foregoing. Millennium will, however, cause Oiltanking to remove as much material as practicable using Oiltanking's standard equipment and procedures. Millennium and Shipper agree that only liquid material will be pumped through Oiltanking's system.

      10.6 Oiltanking will not perform any services aboard any vessel or barge. Millennium will, however, cause Oiltanking to provide labor necessary to perform the services agreed upon herein in accordance with Oiltanking's established Storage Facility practices. Any additional costs that may arise -- whether such costs are related to labor or otherwise -- in connection with the control and movement of material or the handling of equipment or hoses between Oiltanking's permanent pipeline connection and any tank barge or other vessel shall be solely for Shipper's account, and Millennium will not be liable for all or any portion of any such costs.

Section 11 Product Lien. Shipper hereby grants to Millennium an express contractual lien and security interest upon all Products at any time stored or handled hereunder for all of the charges and amounts payable by Shipper to Millennium hereunder. Said contractual lien and security interest may be foreclosed by Millennium in accordance with the provisions of Article 9 of the Texas Uniform Commercial Code in effect from time to time. Such liens shall not be exclusive but shall be cumulative and in addition to all other legal and equitable liens, rights and remedies of Millennium. Notwithstanding anything to the contrary contained herein, the lien granted in this
            Section 11 is only applicable to indebtedness owed to Millennium by Shipper under this Agreement.

Section 12  Adjustments.

      12.1 If any new or amended Legal Requirement becomes effective at any time during the Term of this Agreement and requires Millennium to undertake new or additional efforts to become or remain in compliance with all then effective Legal Requirements, Millennium may, at its option, pass through to the Shipper all or any portion of the cost of those additional compliance efforts on a pro rata basis.

      12.2 Throughout the Term of this Agreement, Millennium may adjust the rates set forth in Section 3 of this Agreement. The adjustment, if any, made during any Contract Year will not exceed an amount (the "PPI Rate Adjustment") equal to the difference (on a percentage basis) between (i) the Producer Price Index for Industrial Commodities as compiled by the United States Bureau of Labor Statistics (the "PPI") for the immediately preceding calendar year (the "Prior Calendar Year") and (ii) the PPI for the calendar year immediately preceding the Prior Calendar Year. Notwithstanding any other provision of this
            Section 12.2, however, if Millennium does not impose a PPI Rate Adjustment during a given Contract Year, Millennium reserves the right to impose a PPI Rate Adjustment during any subsequent Contract Year in an amount not to exceed the aggregate PPI Rate Adjustments not previously imposed on Shipper by Millennium.

Section 13 Eminent Domain. If use of Oiltanking's equipment and facilities for storage and/or handling of the Product is restrained or enjoined by judicial process or terminated by any governmental authority or terminated by right of eminent domain, Millennium may, at its option and without liability to Shipper, terminate this Agreement upon thirty (30) days written notice to Shipper.

Section 14  Collection of Excise Taxes.

      14.1 Shipper shall be solely responsible for collecting and disbursing any and all federal, state and/or local excise taxes now or hereafter enacted and payable in respect to any and all Product delivered hereunder, and Shipper shall be solely responsible for reporting and/or filing any tax returns in connection with same. Shipper shall indemnify and hold Millennium harmless from any and all expenses and liability (including without limitation fines, penalties and reasonable attorneys' fees) in respect to the collection, disbursement and reporting of all such taxes.

      14.2 Millennium will not be obligated to release Shipper's Product unless and until Shipper has provided both Millennium and Oiltanking with its IRS Excise Tax Registration Number and/or a Certificate of Registry.

      14.3 Prior to transferring any Product, Millennium may require Shipper to supply both Millennium and Oiltanking with a signed certificate from the proposed transferee setting forth the following:

            (1)   the name and address of the transferee;

            (2)   a declaration that the transferee is registered with the IRS;

            (3) the identity of the IRS District Director with whom the transferee is registered; and

            (4)   transferee's IRS Excise Tax Registration Number.

      14.4 In connection with the handling of Shipper's Product, in the event that Millennium ever becomes liable for the federal excise tax, Millennium will have the right to retain custody of Shipper's Product until such time that Shipper has provided to Millennium an irrevocable letter of credit (with a bank reasonably satisfactory to Millennium) or other sufficient collateral reasonably calculated to indemnify Millennium for any federal excise taxes, fines and penalties that Millennium may be or become required to pay in connection with Shipper's Product.

Section 15 Pollution. In the event of a discharge or threat of discharge of Product or other pollutant or hazardous substance from Shipper's vessel or the Storage Facility upon the waters adjacent to the Storage Facility while Shipper's vessel is at or near the Storage Facility, Shipper shall-and Millennium will cause Oiltanking to-cooperate and promptly take such steps as are necessary to prevent further discharge or threat, and to minimize damage resulting from and to clean up any such discharge, regardless of fault. The cost of such steps shall be recoverable between Oiltanking and Shipper according to their comparative fault. Failing such an agreement within ninety (90) days of the date of discharge, the matter shall be subject to binding arbitration in accordance with the rules of the American Arbitration Association. Notwithstanding anything in this paragraph to the contrary, the provisions of this paragraph shall not affect, as between the parties, any liability of either party to third parties for costs or damages other than clean up costs expended by the parties pursuant to this Section 15, whether such be private or governmental parties.

            [The remainder of page was intentionally left blank]

                            INCENTIVE RATE CONTRACT

      This Agreement is entered into as of the ___ day of January 2000, by and between Millennium Pipeline Company, L.P., a Texas limited partnership and Clark Refining and Marketing, Inc., a Delaware corporation.

      WHEREAS, Millennium is the owner of a crude oil pipeline system extending from a point near Beaumont, Texas to a point near Longview, Texas known as the Millennium Pipeline System; and

      WHEREAS, Clark desires to ship crude oil on the Millennium Pipeline
System;

      NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein the Parties agree as follows:

      1. DEFINITIONS. When the following terms are used in this Agreement, they shall have the meaning assigned below:

      1.1   "Affected Party" shall have the meaning ascribed to it in Article
            11.

      1.2   "Agreement" shall mean this incentive Rate Contract.

      1.3 "Barrel" shall mean forty-two (42) U.S. gallons of 231 cubic inches per gallon corrected for temperature to 60(degrees) Fahrenheit in accordance with A.S.T.M.D-1250 Petroleum Measurement Table 6B (unabridged) or latest revision thereof.

      1.4   "Clark" shall mean Clark Refining and Marketing, Inc.

      1.5 "Commencement Date" shall mean the first month following the month in which the later of the following events occurs: (i) Millennium Terminal Company executes a definitive agreement with Oiltanking in connection with the Storage

            Facility; and (ii) all capital projects necessary to render the Pipeline operational are complete to the degree required to place the Pipeline into service.

      1.6 "Contract Year" shall mean a period of twelve (12) consecutive months beginning on the Commencement Date and each period of twelve (12) consecutive months thereafter.

      1.7 "Deficiency Payment" shall mean the amount of money owed by Clark to Millennium for volumes not shipped as required by Section 4.5.

      1.8 "Deficiency Volumes" shall mean the number of barrels not shipped by Clark as required by Section 4. 1.

      1.9   "Force Majeure" shall have the meaning ascribed to it in Article
            11.

      1.10  "Initial Term" shall have the meaning ascribed to it in Section 2.1.

      1.11  "Maximum Viscosity Surcharge" shall have the meaning ascribed in
            Section 3.2.

      1.12  "Millennium" shall mean Millennium Pipeline Company, L.P.

      1.13 "Party" or "Parties" shall mean Millennium and Clark individually or jointly, as the case may be.

      1.14  "Pipeline" shall mean the pipeline owned by Millennium.

      1.15 "PPI" shall mean the Producer Price Index for Industrial Commodities as published by the United States Bureau of Labor Statistics.

      1.16  "PPI Rate Adjustment" shall have the meaning ascribed to it in
            Section 33.

      1.17  "Prior Calendar Year" shall have the meaning ascribed to it in
            Section 3.3.

      1.18  "SSU" shall mean saybolt seconds universal.

      1.19 "Term of this Agreement" shall mean a combination of the Initial Term and all Renewal Terms.

      1.20 "Transportation Credits" shall have the meaning ascribed to them in Section 4.3.

      2.    TERM

      2.1 Initial Term. The Initial Term of this Agreement shall be for 5 Contract Years beginning on the Commencement Date and continuing through the end of the fifth Contract Year. Millennium will endeavor to provide Clark with as much written notice of the Commencement Date as possible; however, the obligations of Clark and Millennium will commence on the Commencement date without the regard to the length of such notice. Millennium anticipates that the Commencement Date will occur on or about April 1. 2000; this Agreement will terminate, however, and the parties respective obligations will thereafter be excused-if the Commencement Date does not occur on or before October 1, 2000.

      2.2 Renewal. This Agreement will be automatically renewed and extended, without the taking of any additional action by any party, for consecutive one
(1) year periods.

      2.3 Termination. Either Party may terminate this Agreement, effective as of the end of the Initial Term or any Renewal Term, by delivering to the other Party written notice at least six (6) months prior to the effective date of the termination.

      3.    RATES

      3.1 Contract Rate. For movements of the first 18,250,000 barrels in any Contract Year, Clark shall pay to Millennium forty-three cents ($0.43) per barrel. For movements over the first 18,250,000 barrels in any Contract Year, Clark will pay forty and eighty-five one-hundredths cents ($0.4085) per barrel.

      3.2 Viscosity Surcharge. In addition to the rates set out in Section
3.1, all crude having a viscosity greater than forty (40) SSU at 100(degrees)F shall be subject to an additional charge of fifty-two hundredths of a cent ($0.0052) per each unit change in viscosity above 40 SSU (rounded to the nearest one hundredth of a cent). No crude will be accepted for transportation if its viscosity exceeds one hundred (100) SSU at 100(degrees)F.

      3.3 Rate Adjustment. At the end of each Contract Year throughout the Term of this Agreement, Millennium may adjust the tariff rate set forth in
Section 3.1 above. The adjustment, if any, made during any Contract Year will not exceed an amount (the "PPI Rate Adjustment") equal to the difference (on a percentage basis) between (i) the Producer Price Index for Industrial Commodities as compiled by the United States Bureau of Labor Statistics (the "PPI") for the immediately preceding calendar year (the "Prior Calendar Year") and (ii) the PPI for the calendar year immediately preceding the Prior Calendar Year. Notwithstanding my other provision of this Section 3.3, however, if Millennium does not impose a PPI Rate Adjustment during a given Contract Year, Millennium reserves the right to impose a PPI Rate Adjustment during any subsequent Contract Year in an amount not to exceed the aggregate PPI Rate Adjustments not previously imposed on Clark by Millennium.

      3.4 Additional Charges. If Millennium's costs go up due to any (a) new tax, fee or levy is made by any governmental body or agency or (b) requirement imposed by any new governmental regulation requiring Millennium to install equipment or to modify its facilities in order to continue to provide the services contemplated by this Agreement, then Millennium may request Clark to pay its reasonable and proportionate share of such additional charge, fee or cost. In the event that Clark elects not to pay any such charge, fee or cost, Millennium may terminate this

Agreement upon thirty (30) days written notice to Clark, and neither party would have any further liability other than to make payments then due and payable.


      4.    VOLUME COMMITMENTS; DEFICIENCY

      4.1 Volume Commitment. Throughout the Term of this Agreement, Clark shall tender to Millennium 18,250,000 barrels of Crude oil for movement through the Pipeline during each Contract Year. If Clark's shipments throughout the Pipeline do not reach 18,250,000 barrels for any Contact Year, Clark shall pay to Millennium forty-three (43) cents per barrel for each barrel below such commitment. The barrels shipped by Clark under this commitment are to be shipped ratably at a monthly average of 50,000 barrels per day.

      4.2 Volumes Not Shipped. In calculating Clark's average tenders under
Section 4.1, any days on which a force majeure is declared by Clark pursuant to Section 11 shall be excluded. In addition, any volumes which Millennium does not accept for any reason, including, without limitation, a force majeure declared pursuant to Section 11, shall be included in Clark's volumes shipped for the purpose of calculating the average barrels per day of Clark's shipments.

      4.3 Transportation Credits. Any Deficiency Payment made by Clark to Millennium pursuant to Section 4.1 shall be deemed to be a prepayment for transportation and will be applied accordingly as a credit against any tariff rates applicable to any volumes transported by Millennium for Clark in excess of the commitment of 18,250,000 barrels for a Contract Year referenced in
Section 4.1 of this Agreement. Such Transportation Credits shall expire upon the termination of this Agreement.

      4.4 Deficiency Calculation. At the end of each Contract Year, Millennium shall calculate, after applying the allowable credits and exclusions referenced in Sections 4.2, the

Deficiency Volumes. Millennium shall render an invoice to Clark within thirty
(30) days of the end of any Contract Year which shows the computation of the Deficiency Volumes and the amount of Deficiency Payment due.

      4.5 Deficiency Payment. Clark shall pay the amount of the Deficiency Payment due within thirty (30) days of the receipt of the invoice referred to in Section 4.4.

   5. BILLINGS AND PAYMENTS

      5.1 Billings. Billings for movements shall be governed by the applicable tariffs. Billings for Deficiency Payments shall be governed by Section 4.4.

      5.2 Payments. Likewise, payments shall be governed by the applicable tariff or Section 4.5, as the case may be.

      5.3 Late Payments. If payment is not made as required by the tariff, the tariff provisions shall apply. If payment is not made as required by Section 4.5, the unpaid balance shall bear interest from the date due at a rate equal to the lesser of (i) two percent (2.0%) plus the "Prime Rate" published in the Wall Street Journal on the date such amount is due, and (ii) the maximum contract rate permitted by the applicable usury laws of the State of Texas, plus attorneys' fees, court costs and other costs in connection with the collection of unpaid amounts.

      6. COMPLIANCE WITH LAW. Clark acknowledges that Millennium is a common carrier pipeline subject to regulation by agencies and commissions having jurisdiction over Millennium. This Agreement is subject to all valid laws, ordinances, regulations, rules and orders of government authorities applicable to the operation of common carrier crude oil pipelines and to all of the provisions of Millennium's filed tariffs.

      7. CHOICE OF LAW. THIS AGREEMENT, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS.

      8. ASSIGNMENT. Either party to this Agreement may assign all or any portion of its interest in this Agreement to any financially and operationally capable third-party; no such assignment, however, will relieve the assignor from any portion of its obligations under this Agreement. Nothing in this
Section 8 will be construed as prohibiting any party from pledging or mortgaging its rights under this Agreement to secure any indebtedness.

      9. NOTICES. Any notice required to be given under any provision of this Agreement must be in writing and directed to:

                  To Millennium:   Millennium Pipeline Company, L.P.
                                   c/o Equilon Pipeline Company LLC
                                   Two Shell Plaza
                                   P.O. Box 2648
                                   Houston, TX 77252-2648
                                   Attn: General Manager, Joint Ventures
                                   Telephone: (713) 241-3154
                                   Fax: (713) 241-1124

                                    With a copy to:

                                    Millennium Pipeline Company, L.P.
                                    c/o Black Hills Millennium Pipeline, Inc.
                                    4669 Southwest Freeway, Suite 400
                                    Houston, TX 77027
                                    Attn., Scott E. Borinaster, Executive
                                           Vice President
                                    Telephone: (713) 942-0595
                                    Fax: (713) 942-7915

                   To Clark:        Clark Refining & Marketing, Inc.
                                    8182 Maryland Avenue
                                    6th Floor
                                    Clayton, Missouri 63105 .
                                    Attn: John Overbey, Vice President
                                    Telephone: 314-854-1405
                                    Fax: 314-854-9635

                                    With a copy to:

                                    Clark Refining & Marketing, Inc.
                                    8192 Maryland Avenue
                                    Clayton, Missouri 63105
                                    Attn: Legal Department
                                    Telephone: (314) 854-9666
                                    Fax: (314) 854-1455

All notices will be deemed received by the addressee upon the earlier of (i) the actual receipt by the person or persons to whom the notice is directed (including the receipt of a fax confirmation by the sender of the notice) and
(ii) 3 days following the deposit of a properly addressed notice in the United States mail, postage prepaid.

      10. COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, constitute a single agreement.

      11. FORCE MAJEURE. If, by reason of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than its obligation to pay any amount of money due and owing under the terms of this Agreement and, if the Party so prevented from the performing (the "Affected Party") gives notice and reasonably full particulars of such Force Majeure in writing to the other Party within 24 hours after the occurrence of the event relied on, the Affected Party will be excused, to the extent its performance is affected by the Force Majeure, during the continuation of the event relied on; provided, however, that the Affected Party shall use its best efforts to cure the Force Majeure event as soon as possible; but provided further that settlement of labor disputes will be strictly within the discretion of the Affected Party. As used in this Section 11, "Force Majeure" includes, without limitation, acts of God; acts of a public enemy; fires; compliance with any court order, law, regulation or ordinance of any governmental authority having jurisdiction over the Affected Party; civil disturbances; shutdowns for purposes of necessary repair, relocation or construction of the Pipeline; breakage or accidental damage to any pipe, machinery or equipment comprising the Pipeline or the cargo ship transporting Clark's Product to the Storage Facility or the Storage Facility; the necessity for testing (as required by any governmental authority or as deemed necessary by Millennium) for the safe operation of the Pipeline; the necessity of making repairs or alterations to any pipe, machinery or equipment comprising the Pipeline or the Storage Facility; inability of either Party to obtain necessary material, supplies or permits, or labor to perform or comply with any obligation or condition of this Agreement; inability to obtain or retain rights-of-way; and any other cause, whether of a kind recited herein or not, that is not reasonably within the control of the Affected Party.

      12. GOVERNMENTAL REGULATION. This Agreement is subject to all present and future valid laws, rules, regulations and lawful orders (collectively, the "Legal Requirements") of all governmental authorities now or hereafter having jurisdiction over the Pipeline. If any Legal Requirement is imposed or if any existing Legal Requirement is amended that renders Millennium or Clark unable to lawfully fulfill its obligations under this Agreement (other than to pay sums of money due and owing at the time such legal Requirement is imposed or amended), then this Agreement will be deemed reformed to conform to the then existing Legal Requirements.

      13. CAPTIONS. The captions identifying the sections and subsections of this Agreement are for convenience only and are not intended by the Parties to affect the meaning or interpretation of the provisions of this Agreement.

      14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the matters addressed herein, and this Agreement supersedes any prior understanding or other written or oral agreements related to these matters.

      15. SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable to any extent, the remaining provisions of this Agreement will remain in effect and will be enforced to the maximum extent permitted by law.

      16. AMENDMENT. This Agreement may be amended only by a written agreement executed by Millennium and Clark.



                   [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

      IN WITNESS WHEREOF, the Parties have executed this Agreement through their authorized representatives as of the date first above written.

                                    MILLENNIUM PIPELINE COMPANY, L.P.,

                                    By:   Equilon Pipeline Company LLC,
                                          a General Partner

                                           By: /s/ Bernie Lednicky
                                               ________________________________
                                           Printed Name: Bernie Lednicky
                                           Title: Director, Joint Ventures



                                    By:   Black Hills Millennium Pipeline, Inc.
                                          a General Partner

                                           By: /s/ Scott E. Bormaster
                                               ________________________________
                                           Printed Name: Scott E. Bormaster
                                           Title: Executive Vice President



                                    CLARK REFINING & MARKETING INC.

                                     By: /s/ John Overbey
                                         ________________________________
                                     Printed Name: John Overbey
                                     Title: Vice President, Crude Oil Supply





                THIS IS THE SIGNATURE PAGE TO THE INCENTIVE RATE CONTRACT